Exhibit 99.1

News Release

Boeing Corporate Offices
100 N. Riverside
Chicago, IL 60606
www.boeing.com

Boeing Board Elects Former Continental CEO Kellner as New Director

CHICAGO, Oct. 4, 2011 – Boeing (NYSE: BA) Chairman, President & CEO Jim McNerney announced today that the Boeing board of directors has elected Larry Kellner as a new director.

Kellner, 52, is president of Emerald Creek Group, a private equity firm based in Houston. From 2004 through 2009 he was chairman and chief executive officer of Continental Airlines. He joined the airline in 1995 as CFO, and later served as president and chief operating officer.

Prior to joining Continental, Kellner was executive vice president and chief financial officer of American Savings Bank, and executive vice president and chief financial officer of The Koll Company, a private real estate investment and construction firm.

“Larry brings to our board significant industry experience spanning strategy, operations and finance,” said McNerney. “He understands the challenges our customers face in increasingly competitive markets, and we will benefit from having his perspective on our board.”

He will serve on the board’s Audit and Finance committees.

Kellner graduated magna cum laude with a bachelor of science in business administration from the University of South Carolina.

He is active in numerous community and civic organizations in the Houston area, where he resides with his wife. They have four children.

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